EXHIBIT 3.281
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 11/09/1998
981430414 — 2964396
CERTIFICATE OF LIMITED PARTNERSHIP
OF
NAVARRO HOSPITAL, L.P.
This Certificate of Limited Partnership of Navarro Hospital, LP. (the “Partnership”), dated as of October, 1998, is being executed and filed by Navarro Regional, LLC, as sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.
1. Name. The name of the limited partnership formed hereby is Navarro Hospital, L.P.
2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.
3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
4. General Partner. The name and the business address of the sole general partner of the Partnership is:
Navarro Regional, LLC
Columbia/HCA Healthcare Corporation
One Park Plaza
P.O. Box 550
Nashville, Tennessee 37202-0550
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.
NAVARRO REGIONAL, LLC
By: /s/ John M. Franck II
John M. Franck II
Vice President

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